Exhibit (a)(5)(vi)

Alliance One International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.aointl.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE		Contact: Joel L. Thomas (919) 379-4300

August 2, 2013

ALLIANCE ONE INTERNATIONAL, INC. COMPLETES

REDEMPTION OF SENIOR NOTES DUE 2016

MORRISVILLE, N.C. – (August 2, 2013) – Alliance One International, Inc. (NYSE:AOI) (the “Company”) today announced that it has completed the redemption (the “Redemption”) of all $635 million in aggregate principal amount of its outstanding 10% senior notes due 2016 pursuant to its previously announced conditional call for redemption. The Company further announced that, as a result of the completion of the Redemption, the Redemption Condition (as such term is defined in the Company’s Amended Offer to Purchase dated July 30, 2013, as amended and supplemented, with respect to its pending cash tender offer (the “Tender Offer”) for up to $30.0 million in aggregate principal amount of its 5 1/2% convertible senior subordinated notes due 2014) has been satisfied.

This press release is for informational purposes only and does not constitute the solicitation of an offer to buy securities, or an offer to purchase, or a solicitation of an offer to purchase, or a call for redemption of, any securities. The Tender Offer is being made solely pursuant to an offer to purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer.

Forward Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013.

About Alliance One

Alliance One International, Inc. is a leading independent leaf tobacco merchant serving the world’s cigarette manufacturers.